Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Appoints Bryan Schumaker as Chief Financial Officer

TEMPE, Ariz., October 7, 2024 - Benchmark Electronics, Inc. (NYSE: BHE), a global provider of engineering, design, and manufacturing services, today announced the appointment of Bryan Schumaker as the company’s chief financial officer (CFO) effective October 8. Schumaker brings more than 20 years of financial and leadership experience across public and private sectors, driving growth, operational excellence, and strategic capital management.

“We are thrilled to welcome Bryan to the team as our new Chief Financial Officer,” said Jeff Benck, president and CEO of Benchmark. “With his deep understanding of the manufacturing industry and proven track record of success as a public company CFO, we are confident Bryan will play a key role in our strategic direction while driving operational excellence. We are confident that his expertise will be a tremendous asset to Benchmark as we continue to scale our business and enhance shareholder value.”

Schumaker’s impressive track record as CFO within both the manufacturing and renewable energy sectors positions him as a key contributor to Benchmark’s future success. In his most recent role as CFO of SOURCE Global, Schumaker played a key role in transforming the financial operations of the company, preparing it for public market readiness and leading the development of a global shared service center in Malaysia. His financial leadership contributed significantly to the quadrupling of revenue growth during his two-and-a-half-year tenure, establishing it as a leader in a market-defining industry. Prior to SOURCE Global, Schumaker was the CFO of TPI Composites, Inc. and 8point3 Energy Partners, while previously serving as SVP and Chief Accounting Officer for First Solar Inc.

At Benchmark, Schumaker will be responsible for overseeing the company’s financial operations, including strategic financial planning, capital structure management, and investor relations. His leadership will be critical in driving Benchmark’s growth and ensuring operational excellence as the company continues to capitalize on the significant growth opportunities inherent to its served markets.

“I am excited to join Benchmark at such a pivotal time in the company’s journey,” said Schumaker. “I look forward to working with this talented team to help drive continued success and value for our stakeholders.”

Schumaker holds a Bachelor of Business Administration in Accounting from the University of New Mexico and is a Certified Public Accountant (CPA). His appointment is a continuation of Benchmark’s ongoing commitment to enhancing its leadership strength as the Company continues to expand operations and drive operational excellence. To learn more about Schumaker and Benchmark’s senior leadership team, please visit https://www.bench.com/leadership-team.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing and communications, medical, complex industrials, and semiconductor capital equipment. Benchmark’s global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Paul Mansky

Investor Relations and Corporate Development

Email: paul.mansky@bench.com

Mobile: 623-300-7052